As filed with the Securities and Exchange Commission on January 29, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Meruelo Maddux Properties, Inc.

(Exact name of registrant as specified in its charter)

Delaware	6500	20-5398955
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. employer identification number)

761 Terminal Street

Building 1, Second Floor

Los Angeles, California 90021

(213) 291-2800

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Meruelo Maddux Properties, Inc. 2007 Equity Incentive Plan

(Full Title of the Plan)

John Charles Maddux

President and Chief Operating Officer

761 Terminal Street

Building 1, Second Floor

Los Angeles, California 90021

(213) 291-2800

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Brad S. Markoff, Esq.

Jeffrey M. Sullivan, Esq.

DLA Piper US LLP

4141 Parklake Avenue, Suite 300

Raleigh, North Carolina 27612

Phone: (919) 786-2000

Facsimile: (919) 786-2200

CALCULATION OF REGISTRATION FEE

Title of Shares To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Shares, par value $0.01 per share	2,000,000(3)	$10.00	$20,000,000.00	$2,140.00(4)

(1)	In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover additional shares of common stock which may become issuable by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without consideration which results in an increase in the number of Meruelo Maddux Properties, Inc.’s shares of outstanding common stock.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act of 1933, based upon an assumed price of $10.00 per share which was the initial public offering price of the Company’s common stock on January 24, 2007.
(3)	Represents the number of shares of common stock, par value $0.01 per share of Meruelo Maddux Properties, Inc. issuable under the Meruelo Maddux Properties, Inc. 2007 Equity Incentive Plan (the “Plan”). Shares of common stock issuable under the Plan include (a) awards of restricted stock under the Plan, (b) the shares of common stock issuable upon redemption of such LTIP Units that have achieved parity with common units in Meruelo Maddux Properties, L.P. (as described in the Plan) and (c) shares of common stock issuable upon exercise of stock options, stock appreciation rights, performance shares, dividend equivalent rights and other equity-based awards made under the Plan.
(4)	A portion of the filing fee paid with respect to the Company’s registration statement on Form S-11 (No. 333-137457) has been applied to this fee.

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a) The documents constituting Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

(b) Upon written or oral request, Meruelo Maddux Properties, Inc. (the “Company”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to John Charles Maddux at the address and telephone number on the cover of this Registration Statement.

PART II. INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Company with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference and are deemed to be a part hereof from the date of the filing of such documents:

(1) The Company’s Prospectus dated January 24, 2007 and filed pursuant to Rule 424(b)(4) under the Securities Act with the Commission on January 26, 2007;

(2) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since January 26, 2007;

(3) The description of Common Stock contained in the Company’s Registration Statement filed under Section 12 of the Exchange Act, including all amendments or reports filed for the purpose of updating such description; and

(4) All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities. Not applicable.

Item 5. Interests of Named Experts and Counsel. Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law (“Delaware Law”), the Company has broad powers to indemnify its directors and officers against liabilities they may incur in these capacities, including liabilities under the Securities Act. Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any suit to which they are or are threatened to be made a party by reason of their serving in these positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful.

Section 102(b)(7) of Delaware Law, permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

The Company’s certificate of incorporation and bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of Delaware Law and (ii) require the Company to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors’ duty of care, and, in appropriate circumstances, equitable remedies including injunctive or other forms of non-monetary relief will remain available under Delaware Law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

The Company has entered, and intends and other key employees intend to enter, into indemnification agreements with each of its current and future directors, and executive officers that require the Company to indemnify these persons against all expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any a person may be made a party by reason of the fact that a person is or was a director, an executive officer or employee of the Company or any of its affiliated enterprises, provided that the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

At present, there is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought nor is the Company aware of any threatened litigation that may result in claims for indemnification by any officer or director.

The Company maintains directors’ and officers’ liability insurance and intends to continue to maintain this insurance in the future.

In addition, the Company’s directors and officers are indemnified for specified liabilities and expenses pursuant to the partnership agreement of Meruelo Maddux Properties, L.P., the limited partnership in which the Company serves as the sole general partner.

Item 7. Exemption from Registration Claimed. Not applicable.

Item 8. Exhibits.

See Exhibit Index, which is incorporated here by reference.

Item 9. Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

Provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned issuer hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to Item 6 of this Part II, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES AND POWERS OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, California on January 29, 2007.

MERUELO MADDUX PROPERTIES, INC.

By:	/s/ RICHARD MERUELO
Name:	Richard Meruelo
Title:	Chairman and Chief Executive Officer

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard Meruelo or John Charles Maddux and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard Meruelo	Chairman of the Board of Directors and Chief Executive Officer	January 29, 2007
Richard Meruelo

/s/ John Charles Maddux	President and Chief Operating Officer and Director	January 29, 2007
John Charles Maddux

/s/ Fred Skaggs	Chief Financial Officer (principal financial and accounting officer)	January 29, 2007
Fred Skaggs

/s/ Lynn Beckemeyer	Executive Vice President and Director	January 29, 2007
Lynn Beckemeyer

/s/ John B. Hansen	Director	January 29, 2007
John B. Hansen

/s/ Philip S. Payne	Director	January 29, 2007
Philip S. Payne

/s/ Anthony A. Williams	Director	January 29, 2007
Anthony A. Williams

/s/ Richard Garcia Polanco	Director	January 29, 2007
Richard Garcia Polanco

EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Amendment No. 1 to the Registration Statement on Form S-11/A filed by the Company on November 3, 2006)

4.2	Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Amendment No. 1 to the Registration Statement on Form S-11/A filed by the Company on November 3, 2006)

10.1	2007 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Amendment No. 3 to the Registration Statement on Form S-11/A filed by the Company on December 18, 2006)

5	Opinion of DLA Piper US LLP

23.1	Consent of DLA Piper US LLP (included in Exhibit 5)

23.2	Consent of Ernst & Young LLP, an independent registered public accounting firm

24	Power of Attorney (included as part of signature page)